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                                                                     EXHIBIT 4.4

                                    WARRANT

         To Purchase Interest in GREEN MOUNTAIN ENERGY RESOURCES L.L.C.



          THIS CERTIFIES that, for value received, Capital Investment Group, Inc., or its registered assigns, is entitled, subject to the other provisions of this Warrant, to purchase from GREEN MOUNTAIN ENERGY RESOURCES L.L.C. (the "Company"), a 0.1% Interest (subject to adjustment as provided herein) in the Company, in whole or in part, at the Exercise Price as provided herein, all on the terms and conditions and pursuant to the provisions hereinafter set forth.

          Section l. Definitions. The terms defined in this Section, whenever used in this Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified.

          "Business Day" shall mean any day which is not a day on which banks are authorized or required to close under the laws of the State of New York.

          "Company" shall mean Green Mountain Energy Resources L.L.C., and any successor entity or corporation by merger, consolidation or otherwise.

          "Exercise Price" shall mean with respect to the Warrant $450,000 per whole percentage (1%) Interest (such price subject to adjustment as provided herein).

          "Initial Public Offering" means an initial public offering and sale of Interests for cash pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act").

          "Interest" shall have the definition set forth in the Operating Agreement (as defined below), but shall mean an Interest, the holder of which shall have the rights and obligations of a Member other than Green Funding I, L.L.C.

          "Management Committee" shall mean the Management Committee established pursuant to Section 4.01 of the Operating Agreement.

          "Member" shall mean each Person identified as a Member on Schedule I of the Operating Agreement and each Person who subsequently becomes a Member of the Company in accordance with Article VI of the Operating Agreement.

          "Operating Agreement" shall mean the Operating Agreement of the Company, dated as of August 6, 1997 among Green Mountain Resources, Inc., a Delaware corporation and Green Funding I, L.L.C., a Delaware limited liability company.

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          "Person" shall mean any individual, corporation, association, limited liability company, partnership, trust, unincorporated association, Governmental Authority or other entity.

          "Warrant" shall mean this Warrant.

          Section 2.  Exercise of Warrant.

          A. Time of Exercise. This Warrant may be exercised by the holder hereof at any time on any Business Day for all of the Interest purchasable upon its exercise; provided, however, that this Warrant shall expire and be void and all rights represented hereby shall cease unless the Warrant is exercised before the fifth anniversary of the date hereof.

          B. Manner of Exercise. In order to exercise this Warrant, in whole or in part, the holder hereof shall deliver to the Company at its office (i) a written notice of such holder's election to exercise this Warrant in the form of the Exercise Form appearing at the end of this Warrant, (ii) cash, a certified or official bank check drawn upon a U.S. bank, or a wire transfer of immediately available funds in an amount equal to the aggregate Exercise Price, (iii) this Warrant and (iv) a duly executed counterpart signature page to the Operating Agreement.

          C. Reservation of Interests. The Company shall at all times maintain its ability to create and issue Interests sufficient to provide for the exercise in full of all outstanding Warrants.

          D. Delivery of Interests. The Company shall, upon receipt of the materials described in Subsection B of this Section 1, as promptly as practicable, and in any event within five Business Days thereafter, amend its books and records to reflect the name of the exercising holder or its designee as set forth on the Exercise Form and the Interest purchased upon such exercise. This Warrant shall be deemed to have been exercised, and such holder or any other person so designated to be named therein shall be deemed to have become a recordholder of such Interests for all purposes, as of the date said amendment is recorded by the Company as aforesaid.

          E. Payment of Taxes, etc. The Company and the exercising holder shall each pay its own expenses in connection with the issuance of the Interest hereunder, and all taxes and other governmental charges that may be imposed in respect of such issuance shall be paid by the Company. Notwithstanding the foregoing, the Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issue of any Interest in any name other than that of the registered holder of this Warrant, and in such case the Company shall not be required to create any Interest until such tax or other charge has been paid by the exercising holder or it has been established to the Company's satisfaction that no such tax or other charge is due.

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          Section 3.  Transfer.  Upon notice duly given to the Company, this
Warrant may be transferred by the holder hereof.

          Section 4. Adjustments. The Exercise Price and the percentage Interest purchasable upon exercise of this Warrant shall be subject to adjustment, as determined in good faith by the Management Committee, from time to time as set forth in this Section.

          A. Creation of Interests. In the event that at any time or from time to time the Company shall create additional Interests, then the percentage Interest purchasable upon exercise of this Warrant shall be adjusted appropriately to reflect the dilutive effect of the creation of the additional Interest.

          B. Reorganization. If the Company shall consolidate or merge with or into another company or corporation, then the holder hereof shall have the right to receive upon exercise of this Warrant such Interest and other assets, properties or securities which such holder would have been entitled to receive upon or as a result of such consolidation or merger had such Warrant been exercised immediately prior to such event, at an Exercise Price adjusted proportionately.

          C. Other Events. If any event occurs as to which the foregoing provisions of this Section 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Management Committee, fairly and adequately protect the purchase rights of this Warrant in accordance with the essential intent and principles of the provisions hereof, then the Management Committee shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Management Committee, to protect such purchase rights.

          Section 5. Notices to Warrant Holders. If the Interest purchasable upon exercise of this Warrant, or the Exercise Price of this Warrant, has been or is required to be adjusted pursuant to Section 4 hereof, the Company shall forthwith prepare a certificate setting forth the adjusted Interest purchasable upon exercise hereof, the adjusted Exercise Price and a brief statement of the facts requiring such adjustment and the computation thereof. The Company shall promptly cause a signed copy of such certificate to be delivered to the holder of this Warrant in accordance with Section 8.

          The Company shall keep at its principal office, and shall cause to be available for inspection at said office during normal business hours by the holder of this Warrant copies of (i) any certificates or notices required by this Section 5, and (ii) the following statements prepared in accordance with generally accepted accounting principles consistently applied and reported upon by the Company's independent public accountants: (a) within 90 days after the close of each fiscal year, an audited balance sheet of the Company as of the end of such fiscal year and audited statements of income, changes in financial position and Members' equity for such fiscal year, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year, and
(b) within 45 days after the close of each of the first three

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quarters of each fiscal year of the Company, an unaudited balance sheet of the
Company as of the end of such quarter and unaudited statements of income, changes in financial position and Members' equity for the portion of such fiscal year preceding the end of such quarter, in each case setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year. Copies of such materials may be obtained by, and at the expense of, the holder of this Warrant upon written request by mail to the Company at its office in accordance with Section 8.

          Section 6. Registration. Promptly after the consummation of an Initial Public Offering, the Company will take all reasonable steps to register the Warrant, and the shares of common stock of the Company issued or issuable upon exercise thereof, pursuant to the Securities Act.

          Section 7. Interest Purchased for Investment. Capital Investment Group, Inc., by accepting this Warrant, represents, warrants, covenants and agrees on behalf of itself and its successors and assigns that the Interest acquired upon exercise of this Warrant will be acquired for investment and not for resale or distribution, and that upon the exercise of this Warrant, the Person entitled to exercise the same will furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the Interest is being acquired in good faith for investment and not for resale or distribution. The holder shall furnish or execute such documents as the Company in its discretion deems necessary to (a) evidence such exercise of the Warrant,
(b) determine whether registration is then required under the Securities Act, as then in effect, and (c) comply with or satisfy the requirements of the Securities Act, or any other federal, state or local law, as then in effect.

          Section 8. Transfer Books. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its books so as to result in preventing or delaying the exercise of this Warrant.

          Section 9. Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in case of loss, theft or destruction) of indemnity satisfactory to it in the exercise of its reasonable discretion (it being understood that the written agreement of the holder hereof shall be sufficient indemnity) and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor.

          Section 10. Notice Generally. Any notice, demand delivery or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cables or telecopied, or if mailed domestically, three days after mailing (one business day in the case of express mail or overnight courier service), or if mailed overseas, five days after mailing (two business days in the case of express mail or overnight courier service) as follows:

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          (i)  if to the Company,

               Green Mountain Energy Resources L.L.C.
               Box 2206
               25 Green Mountain Drive
               South Burlington, Vermont 05402-2206

               with a copy to:

               Michael C. French, Esq.
               Green Funding I, L.L.C.
               300 Crescent, Suite 1000
               Dallas, Texas  75201

          (ii) if to Capital Investment Group, Inc.,

               Capital Investment Group, Inc.
               17 Glenwood Avenue
               Raleigh, NC  27603
               Attention:  Peter Coker

          Section 11. Limitation of Liability. No provision hereof, in the absence of affirmative action by the holder hereof to purchase an Interest, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a Member of the Company, whether such liability is asserted by the Company or by creditors of the Company.

          Section 12. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of August 6, 1997.



                        Green Mountain Energy Resources L.L.C.



                          By: /s/ Douglas G. Hyde
                              ---------------------------------
                              Name:   Douglas G. Hyde
                              Title:  President

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                                 EXERCISE FORM

                 (To be executed only upon exercise of Warrant)



          The undersigned registered owner of this Warrant irrevocably exercises this Warrant for and purchases the Interest in GREEN MOUNTAIN ENERGY RESOURCES L.L.C., purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant.

Dated:



                                          ________________________________
        (Signature of Registered Owner)



                                          ________________________________
        (Street Address)



                                          ________________________________
                                          (City)
        (State)                           (Zip Code)

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